UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 16, 2011

ACORN ENERGY, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

4 West Rockland Road, Montchanin, Delaware	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2011, the Board of Directors of Acorn Energy, Inc. appointed Christopher E. Clouser to serve as a director.

Mr. Clouser is Co-Chairman and Lead Director of the Advisory Board of Transamerica Investment Savings and Retirement, and Co-Chairman of D and D Holdings of Cabo San Lucas, Mexico.  Mr. Clouser also currently serves as Chairman of the Board of the International Tennis Hall of Fame and Museum located in Newport, Rhode Island.

Upon his appointment to the board, pursuant to the company’s 2006 Stock Option Plan For Non-Employee Directors, Mr. Clouser was granted options to purchase 25,000 shares of the company’s common stock at an exercise price of $4.96 per share (the fair market value on the date of grant), which options shall vest one-third per year, the first third to vest one year following the date of grant, and be exercisable for seven years from the date of grant.

In accordance with the company’s director compensation policy, Mr. Clouser will receive an annual retainer of $40,000 payable quarterly in advance, as well as meeting fees for board and committee meetings of $1,000 per meeting.  The Board of Directors has not yet determined on which of its committees Mr. Clouser will serve.

There are no arrangements or understandings between Mr. Clouser and any other person pursuant to which Mr. Clouser was elected as a director.  There are no transactions in which Mr. Clouser has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 22nd day of November, 2011.

ACORN ENERGY, INC.

By:	/s/ Joe B. Cogdell, Jr.
Name:	Joe B. Cogdell, Jr.
Title:	Vice President, General Counsel and Secretary